UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

360 FUNDS

NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission ("Commission") that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Kansas City, state of Missouri on the 3rd day of March, 2017.

360 FUNDS
With Respect to HedgeRow Income and Opportunity Fund

By:	/s/ Randall K. Linscott
Randall K. Linscott
President and Trustee

Attest: /s/ Larry E. Beaver, Jr.
Print Name: Larry E. Beaver, Jr.
Title: Treasurer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

360 FUNDS

NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission ("Commission") that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Kansas City, state of Missouri on the 3rd day of March, 2017.

360 FUNDS
With Respect to IMS Capital Value Fund

By:	/s/ Randall K. Linscott
Randall K. Linscott
President and Trustee

Attest: /s/ Larry E. Beaver, Jr.
Print Name: Larry E. Beaver, Jr.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

360 FUNDS

NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission ("Commission") that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Kansas City, state of Missouri on the 3rd day of March, 2017.

360 FUNDS
With Respect to the IMS Strategic Income Fund

By:	/s/ Randall K. Linscott
Randall K. Linscott
President and Trustee

Attest: /s/ Larry E. Beaver, Jr.
Print Name: Larry E. Beaver, Jr.
Title: Treasurer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

360 FUNDS

NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission ("Commission") that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Kansas City, state of Missouri on the 3rd day of March, 2017.

360 FUNDS
With Respect to IMS Dividend Growth Fund

By:	/s/ Randall K. Linscott
Randall K. Linscott
President and Trustee

Attest: /s/ Larry E. Beaver, Jr.
Print Name: Larry E. Beaver, Jr.
Title: Treasurer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

360 FUNDS

NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission ("Commission") that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Kansas City, state of Missouri on the 3rd day of March, 2017.

360 FUNDS
With Respect to Stringer Growth Fund

By:	/s/ Randall K. Linscott
Randall K. Linscott
President and Trustee

Attest: /s/ Larry E. Beaver, Jr.
Print Name: Larry E. Beaver, Jr.
Title: Treasurer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

360 FUNDS

NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission ("Commission") that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Kansas City, state of Missouri on the 3rd day of March, 2017.

360 FUNDS
With Respect to Stringer Moderate Growth Fund

By:	/s/ Randall K. Linscott
Randall K. Linscott
President and Trustee

Attest: /s/ Larry E. Beaver, Jr.
Print Name: Larry E. Beaver, Jr.
Title: Treasurer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-18F-1

NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

360 FUNDS

NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission ("Commission") that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Kansas City, state of Missouri on the 3rd day of March, 2017.

360 FUNDS
With Respect to WP Large Cap Income Plus Fund

By:	/s/ Randall K. Linscott
Randall K. Linscott
President and Trustee

Attest: /s/ Larry E. Beaver, Jr.
Print Name: Larry E. Beaver, Jr.
Title: Treasurer